EXHIBIT 99.1


                        [LOGO OF CARVER BANCORP, INC.]             FOR IMMEDIATE
                                                                   RELEASE


       Contact:  David Lilly / Ruth Pachman        William Gray
                 Kekst and Company                 Carver Bancorp, Inc.
                 (212) 521-4800                    (212) 360-8840

              CARVER BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

     REPORTS EPS OF $0.55 AND $0.98 FOR THE SECOND QUARTER AND YEAR TO DATE,
                RESPECTIVELY DECLARES QUARTERLY DIVIDEND OF $0.05

NEW YORK, NEW YORK, OCTOBER 24, 2003 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), today announced its results of operations for the three-month period ended September 30, 2003, the second quarter of the fiscal year ending March 31, 2004 ("fiscal 2004").

The Company reported diluted earnings per share of $0.55 for the quarter ended September 30, 2003, compared to $0.37 diluted earnings per share for the same period last year, an increase of 49%. Net income available to common stockholders increased $491,000, or 55.4%, to $1.4 million compared to $886,000 for the same period last year. During the quarter, the Company recovered $558,000 related to previously unrecognized income from mortgage loans. This recovery, which was recorded in other non-interest income, resulted in additional diluted earnings per share of $0.13 for the quarter.

Financial highlights for the three-month period ended September 30, 2003 compared to September 30, 2002, unless otherwise indicated, include:

        o Net interest income decreased $56,000, or 1.2%, relatively unchanged at $4.5 million.
        o Non-interest income increased $858,000, or 119.8%, to $1.6 million from $716,000.
        o Non-interest expense increased $357,000, or 10.1%, to $3.9 million from $3.5 million.
        o Total assets increased $12.1 million, or 2.4%, to $521.9 million from $509.8 million at March 31, 2003.
        o Total loans receivable, net, increased $21.8 million, or 7.5%, to $314.6 million from $292.7 million at March 31, 2003.
        o Investment securities decreased $11.1 million, or 6.7%, to $154.5 million from $165.6 million at March 31, 2003.
        o Total deposits increased $14.1 million, or 4.1%, to $361.2 million from $347.2 million at March 31, 2003.
        o Total borrowings increased $1.4 million, or 1.3%, to $110.4 million from $109.0 million at March 31, 2003.
        o Stockholders' Equity increased $1.3 million, or 3.2%, to $42.4 million from $41.1 million at March 31, 2003.

Commenting on the Company's results, President and Chief Executive Officer Deborah C. Wright stated: "The second quarter of fiscal 2004 included strong accomplishments for Carver demonstrated by our continued earnings and balance sheet growth and the successful issuance of approximately $13 million in subordinated debt raised through an issuance of trust preferred securities. The proceeds of trust preferred securities have been contributed to the Bank to enhance regulatory capital which will facilitate our growth strategy. While Carver's net interest margin improved relative to the first quarter, we are continually monitoring and positioning our balance sheet to meet the challenges of an unpredictable interest rate climate. We remain focused on controlling expenses required to expand Carver's presence in our target markets to provide long-term earnings momentum and stockholder value."

Ms. Wright continued: "Pleased with Carver's results and prospects going forward, the Board of Directors on October 23, 2003 declared a $0.05 per share quarterly dividend for the second quarter of fiscal 2004, our fourth quarterly dividend following the Board's establishment of a regular quarterly dividend on its common stock on January 8, 2003."

INCOME STATEMENT HIGHLIGHTS

Quarterly Results
-----------------
Net income available to common stockholders increased $491,000, or 55.4%, to $1.4 million compared to $886,000 for the same period last year. The improvement is primarily due to increased non-interest income of $858,000 and a decrease in the Bank's effective tax rate, partially offset by increased non-interest expenses of $357,000.

Net interest income before the provision for loan losses decreased by $56,000, or 1.2%, to $4.5 million, relatively unchanged compared to the same period last year. Interest income declined $157,000, or 2.3%, compared to the same period last year. Partially offsetting the decline in interest income was a decrease in interest expense of $101,000, or 4.6%. Interest income decreased primarily as a result of the declining interest rate environment, which in turn has decreased yields on interest earning assets. Interest expense benefited from the declining interest rate environment and the Bank's restructuring of certain deposit rates in an effort to better position the balance sheet.

The Company did not provide for additional loan loss reserves as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income increased $858,000, or 119.8%, to $1.6 million compared to $716,000 for the same period last year. This increase was primarily due to the change in other non-interest income. The change in other non-interest income was primarily attributable to a recovery of $558,000 in mortgage income of which $411,000 was related to the recognition of previously unrecognized mortgage loan income from one problem loan that had been held in escrow pending the resolution of certain mechanics' liens. The remaining $147,000 was from previously unrecognized prepaid mortgage loan income. The increases in loan fees and charges as well as depository fees and charges were primarily due to higher mortgage prepayment penalties, increases in ATM usage over the same period last year, growth in debit card income and a restructuring of loan and depository fees and service charges which began in the second quarter of the fiscal year ended March 31, 2003 ("fiscal 2003"). In an effort to reposition the balance sheet, the Company sold investment securities during the quarter which generated a net gain of $31,000.

Non-interest expense increased $357,000, or 10.1%, to $3.9 million compared to $3.5 million for the same period last year. The increase in non-interest expense was primarily due to an increase of $209,000 in employee compensation and benefit expense resulting from salary increases, new hires, increased cost of benefit plans and the timing for accruals of employee bonus expense. Additionally, there were minor increases in net occupancy and equipment expenses primarily resulting from new and upgraded 24/7 ATM centers and an increase in other non-interest


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

expense due primarily to higher consulting expenses related to establishing the Bank's real estate investment trust.

Income before taxes increased $445,000, or 25.7%, to $2.2 million compared to the same period last year. Income taxes decreased $46,000, or 5.8%, to $751,000 compared to the same period last year due to a reduction in the Company's tax rate following the establishment of the real estate investment trust.

Six-Month Results
-----------------
Net income available to common stockholders increased $703,000, or 41.1%, to $2.4 million compared to $1.7 million for the same period last year. The improvement is primarily due to increased non-interest income of $1.0 million and a decrease in the Bank's effective tax rate, partially offset by increased non-interest expenses of $344,000 and a decrease in net interest income of $199,000.

Net interest income before the provision for loan losses decreased by $199,000, or 2.2%, to $8.8 million compared to $9.0 million for the same period last year. Interest income declined $409,000, or 3.0%, compared to the same period last year. Partially offsetting the decline in interest income was a reduction in interest expense of $210,000, or 4.6%. Interest income decreased primarily as a result of the declining interest rate environment, which in turn has decreased yields on interest earning assets. Interest expense benefited from the declining interest rate environment and the Bank's restructuring of certain deposit rates in an effort to better position the balance sheet.

The Company did not provide for additional loan loss reserves as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income increased $1.0 million, or 62.6%, to $2.7 million compared to $1.7 million for the same period last year. The change in other non-interest income was primarily attributable to a recovery of $558,000 of which $411,000 was related to the recognition of previously unrecognized mortgage loan income from one problem loan that had been held in escrow pending the resolution of certain mechanics' liens. The remaining $147,000 was from previously unrecognized prepaid mortgage loan income. The increases in loan fees and charges as well as depository fees and charges were primarily due to higher mortgage prepayment penalties, increases in ATM usage over the same period last year, growth in debit card income and a restructuring of loan and depository fees and service charges which began in the second quarter of fiscal 2003. In an effort to reposition the balance sheet, the Company sold investment securities during the second quarter which generated a net gain of $31,000.

Non-interest expense increased $344,000, or 4.7%, to $7.7 million compared to $7.3 million for the same period last year. The increase in non-interest expense was primarily due to an increase of $340,000 in employee compensation and benefit expense resulting from salary increases, new hires, increased cost of benefit plans and the timing for accruals of employee bonus expense. Additionally, $204,000 in increased consulting expenses was related to establishing the Bank's real estate investment trust. Partially offsetting these increases were reductions in advertising expense of $124,000 and loan expenses of $77,000.

Income before taxes increased $502,000, or 15.1%, to $3.8 million compared to $3.3 million for the same period last year. Income taxes decreased $201,000, or 13.3%, to $1.3 million compared to the same period last year due to a reduction in the Company's tax rate following the establishment of the real estate investment trust.

FINANCIAL CONDITION HIGHLIGHTS

At September 30, 2003, total assets increased by $12.1 million, or 2.4%, to $521.9 million compared to $509.8 million at March 31, 2003. The asset growth primarily reflects an increase in total loans receivable, net, of $21.8 million as mortgage loan originations and purchases exceeded mortgage loan repayments. The increase was partially offset by a decline in total securities of $11.1 million as new loans replaced investments that matured, prepaid or were sold. Management will continue to evaluate the balance of interest earning assets allocated to loan originations and purchases as well as additional purchases of mortgage-backed securities while continuing to assess yields and economic risk.

At September 30, 2003, total liabilities increased by $10.8 million, or 2.3%, to $479.6 million from $468.8 million at March 31, 2003. The increase in liabilities is a result of deposit growth of $14.1 million and the net addition of $12.7 million in trust preferred securities, partially offset by net repayments of borrowings from the Federal Home Loan Bank of New York of $11.3 million and a decrease of $4.7 million in other liabilities.

At September 30, 2003, total stockholders' equity increased $1.3 million, or 3.2%, to $42.4 million compared to $41.1 million at March 31, 2003. The increase in total stockholders' equity was primarily attributable to an increase in retained earnings year-to-date of $2.2 million, partially offset by a decrease of $669,000 in accumulated other comprehensive income and a $222,000 decrease related to treasury stock. The $222,000 decrease related to treasury stock is attributable to repurchases of the Company's stock, partially offset by payments made from treasury stock for stock-based compensation plans.

During the quarter ended September 30, 2003, the Company did not purchase any additional shares of its common stock in open market transactions as part of its stock repurchase program announced on August 6, 2002. To date, the Company has purchased 29,100 shares of its common stock in open market transactions at an average price of $13.84 per share. The Company intends to use the repurchased shares to fund its stock-based benefit and compensation plans and for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.

ASSET QUALITY

At September 30, 2003, non-performing assets totaled $2.9 million, or 0.91% of total loans receivable, compared to $1.8 million, or 0.61% of total loans receivable, at March 31, 2003. The increase is primarily attributable to three loans totaling approximately $1.3 million that were over 90 days past due at September 30, 2003. At September 30, 2003, the allowance for loan losses of $4.1 million was substantially unchanged from $4.2 million at March 31, 2003. The allowance for loan losses decreased $45,000 due to net charge-offs during fiscal 2004. At September 30, 2003, the ratio of the allowance for loan losses to non-performing loans was 141.8% compared to 230.7% at March 31, 2003. At September 30, 2003, the ratio of the allowance for loan losses to total loans receivable was 1.29% compared to 1.40% at March 31, 2003.

Carver Bancorp, Inc., the largest publicly-traded African- and Caribbean-American run financial services institution in the United States, is the holding company for Carver Federal Savings

Bank, a federally chartered stock savings bank. The Bank operates five full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

STATEMENTS CONTAINED IN THIS NEWS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "SHOULD," "COULD," "PLANNED," "ESTIMATED," "POTENTIAL" AND SIMILAR TERMS AND PHRASES. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, INCLUDING EXPANDING ITS PRODUCT LINE, SUCCESSFULLY REBRANDING ITS IMAGE AND ACHIEVING GREATER OPERATING EFFICIENCIES; CHANGES IN INTEREST RATES WHICH COULD AFFECT NET INTEREST MARGINS AND NET INTEREST INCOME; COMPETITIVE FACTORS WHICH COULD AFFECT NET INTEREST INCOME AND NON-INTEREST INCOME; GENERAL ECONOMIC CONDITIONS WHICH COULD AFFECT THE VOLUME OF LOAN ORIGINATION, DEPOSIT FLOWS, REAL ESTATE VALUES, THE LEVELS OF NON-INTEREST INCOME AND THE AMOUNT OF LOAN LOSSES AS WELL AS OTHER FACTORS DISCUSSED IN DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY AND THE BANK UNDERTAKE NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE ON WHICH SUCH STATEMENTS WERE MADE.

                                      # # #

                                              CARVER BANCORP, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                (In thousands, except share data)


                                                                                              SEPTEMBER 30,          MARCH 31,
                                                                                                  2003                 2003
                                                                                           ------------------   -----------------
                                                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents:
    Cash and due from banks                                                                 $         11,856     $        17,660
    Federal funds sold                                                                                 9,000               5,500
                                                                                           ------------------   -----------------
         Total cash and cash equivalents                                                              20,856              23,160
                                                                                           ------------------   -----------------
Securities:
     Available-for-sale, at fair value (including pledged as collateral of
       $90,603 at September 30, 2003, $124,139 at March 31, 2003)                                    102,650             129,055
     Held-to-maturity, at amortized cost (including pledged as collateral of
       $51,039 at September 30, 2003, $35,138 at March 31, 2003)                                      51,852              36,530
                                                                                           ------------------   -----------------
          Total securities                                                                           154,502             165,585
                                                                                           ------------------   -----------------
Loans receivable:
     Real estate mortgage loans                                                                      316,555             294,710
     Consumer and commercial business loans                                                            2,117               2,186
     Allowance for loan losses                                                                        (4,113)             (4,158)
                                                                                           ------------------   -----------------
          Total loans receivable, net                                                                314,559             292,738
                                                                                           ------------------   -----------------
Office properties and equipment, net                                                                  10,469              10,193
Federal Home Loan Bank of New York stock, at cost                                                      5,602               5,440
Accrued interest receivable                                                                            2,984               3,346
Identifiable intangible asset, net                                                                        71                 178
Other assets                                                                                          12,885               9,205
                                                                                           ------------------   -----------------
          Total assets                                                                      $        521,928     $       509,845
                                                                                           ==================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                               $        361,220     $       347,164
     Advances from the Federal Home Loan Bank of New York and other borrowed money                    97,644             108,996
     Subordinated borrowings                                                                          12,742                  --
     Other liabilities                                                                                 7,956              12,612
                                                                                           ------------------   -----------------
          Total liabilities                                                                          479,562             468,772
                                                                                           ==================   =================
Stockholders' equity:
     Preferred stock (par value $0.01 per share; 1,000,000
        shares authorized; 100,000 issued and outstanding)                                                 1                   1
     Common stock (par value $0.01 per share: 5,000,000 shares authorized; 2,316,358 shares issued; 2,283,558 and 2,296,960 outstanding at September 30, 2003 and
        March 31, 2003, respectively)                                                                     23                  23
     Additional paid-in capital                                                                       23,811              23,781
     Retained earnings                                                                                18,898              16,712
     Unamortized awards of common stock under  management recognition plan                               (36)                 (4)
     Treasury stock, at cost (32,800 shares at September 30, 2003 and 19,398 shares
        at March 31, 2003)                                                                              (412)               (190)
     Accumulated other comprehensive income                                                               81                 750
                                                                                           ------------------   -----------------
          Total stockholders' equity                                                                  42,366              41,073
                                                                                           ------------------   -----------------
     Total liabilities and stockholders' equity                                             $        521,928     $       509,845
                                                                                           ==================   =================

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

                                                CARVER BANCORP, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF INCOME
                                                (In thousands, except per share data)


                                                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                            SEPTEMBER 30,                     SEPTEMBER 30,
                                                                            (UNAUDITED)                        (UNAUDITED)
                                                                  -------------------------------   --------------------------------
                                                                       2003             2002              2003             2002
                                                                  --------------   --------------   ---------------  ---------------
Interest Income: (1)
   Loans                                                           $      5,061     $      5,310     $       9,927    $      10,688
   Total securities                                                       1,515            1,372             3,111            2,652
   Federal funds sold                                                        26               77                81              188
                                                                  --------------   --------------   ---------------  ---------------
     Total interest income                                                6,602            6,759            13,119           13,528
                                                                  --------------   --------------   ---------------  ---------------

Interest expense:
   Deposits                                                               1,133            1,469             2,405            3,071
   Advances and other borrowed money                                        976              741             1,934            1,478
                                                                  --------------   --------------   ---------------  ---------------
     Total interest expense                                               2,109            2,210             4,339            4,549
                                                                  --------------   --------------   ---------------  ---------------

     Net interest income                                                  4,493            4,549             8,780            8,979

Provision for loan losses                                                     -                -                 -                -
                                                                  --------------   --------------   ---------------  ---------------
     Net interest income after provision for loan losses                  4,493            4,549             8,780            8,979
                                                                  --------------   --------------   ---------------  ---------------

Non-interest income:
   Depository fees and charges                                              490              457               974              861
   Loan fees and service charges                                            492              257             1,137              804
   Gain on sale of securities                                                31                -                31                -
   Other                                                                    561                2               572                4
                                                                  --------------   --------------   ---------------  ---------------
      Total non-interest income                                           1,574              716             2,714            1,669
                                                                  --------------   --------------   ---------------  ---------------

Non-interest expense: (1)
   Employee compensation and benefits                                     1,798            1,589             3,603            3,263
   Net occupancy expense                                                    343              320               667              656
   Equipment                                                                399              354               782              772
   Other                                                                  1,350            1,270             2,619            2,636
                                                                  --------------   --------------   ---------------  ---------------
      Total non-interest expense                                          3,890            3,533             7,671            7,327
                                                                  --------------   --------------   ---------------  ---------------

      Income before income taxes                                          2,177            1,732             3,823            3,321
Income taxes                                                                751              797             1,310            1,511
                                                                  --------------   --------------   ---------------  ---------------
      Net income                                                   $      1,426     $        935     $       2,513    $       1,810
                                                                  ==============   ==============   ===============  ===============

Dividends applicable to preferred stock                                    $ 49     $         49     $          98    $          98

      Net income available to common stockholders                  $    $ 1,377     $        886     $       2,415    $       1,712
                                                                  ==============   ==============   ===============  ===============

Earnings per common share:
       Basic                                                       $       0.60     $       0.39     $        1.05    $        0.75
                                                                  ==============   ==============   ===============  ===============
       Diluted                                                     $       0.55     $       0.37     $        0.98    $        0.72
                                                                  ==============   ==============   ===============  ===============


(1) Reclassifications have been made to prior year periods in order to conform with current periods.

                                        CARVER BANCORP, INC. AND SUBSIDIARIES
                                                 SELECTED KEY RATIOS
                                                     (Unaudited)


                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
KEY OPERATING RATIOS:                                             SEPTEMBER 30,                 SEPTEMBER 30,
                                                        ------------------------------  ---------------------------
                                                              2003            2002          2003           2002
                                                        ---------------  -------------  ------------  -------------
Return on average assets (1)                                       1.10%          0.85%         0.97%          0.82%
Return on average equity (2)                                      13.51           9.85         12.07           9.64
Interest rate spread (3)                                           3.51           4.24          3.45           4.18
Net interest margin (4)                                            3.64           4.40          3.60           4.35
Operating expenses to average assets (5)                           2.99           3.20          2.97           3.32
Equity-to-assets (6)                                               8.12           8.30          8.12           8.30
Efficiency ratio (7)                                              64.12          67.10         66.74          68.81
Average interest-earning assets to
  interest-bearing liabilities                                     1.08           1.07          1.08           1.08


ASSET QUALITY RATIOS:                                              SEPTEMBER 30,                 MARCH 31,
                                                        ------------------------------  ---------------------------
                                                              2003            2002          2003           2002
                                                        ---------------  -------------  ------------  -------------
Non performing assets to total assets (8)                          0.56           0.45          0.36           0.63
Non performing assets to total loans receivable (8)                0.91           0.74          0.61           0.96
Allowance for loan losses to total loans receivable                1.29           1.47          1.40           1.41
Allowance for loan losses to non-performing loans (8)             141.8          198.1         230.7          146.2


(1) Net income divided by average total assets, annualized
(2) Net income divided by average total equity, annualized
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost
(4) Net interest income divided by average interest-earning assets annualized
(5) Non-interest expenses less loss on foreclosed real estate divided by average total assets, annualized
(6) Total equity divided by assets at period end
(7) Operating expenses divided by sum of net interest income plus non-interest income
(8) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due, & property acquired in settlement of loans






                                       8